Exhibit 99.1
For release at 6:30 am ET
Contact:
Chad Rubin, Investor Relations Contact, The Trout Group LLC – 646.378.2947
Media contact:
Megan Gallivan, Spectrum Science Communications – 202.955.6222 Ext. 2586
DUSA ANNOUNCES PATENT LICENSING AGREEMENT
     WILMINGTON, Mass. (August 14, 2008) — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA) today announced that it has entered into a non-exclusive patent license agreement granting River’s Edge Pharmaceuticals, LLC rights for a vitamin-mineral product (nicotinamide, zinc, copper and folic acid) in the prescription market. DUSA is taking this action in light of the entry of generic products in this market and DUSA’s need to enforce its intellectual property rights while trying to avoid litigation. DUSA, which previously sold its patented product in this market, now plans to sell its product under the dietary supplement rules as a result of discussions with the Food and Drug Administration. The one-year agreement is subject to an extension under certain terms and conditions and does not include a trademark license. As part of the agreement, DUSA will receive a share of the net revenues River’s Edge generates.
     “DUSA is pleased to have reached this new patent license agreement,” said Bob Doman, President and CEO of DUSA. “We believe that this agreement and other commercial strategies will allow DUSA to maximize the value of this asset.”
     In October 2007, DUSA and River’s Edge signed a settlement and mutual release to settle patent litigation, which is being amended to accommodate this new patent license agreement.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or 2 actinic keratoses of the face or scalp, and is being studied for the treatment of acne. DUSA’s other dermatology product is ClindaReach™. DUSA is based in Wilmington, Mass. Please visit the company’s website at www.dusapharma.com for more information.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to plans to sell Nicomide® under DSHEA, receipt of payments from our licensee, and beliefs regarding the value of DUSA’s asset. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, actions by health regulatory authorities, ability to enter a supply arrangement for a DSHEA product and reliance on such third party manufacturers, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2007, recent Form 10-Q for the period ended June 30, 2008 and other SEC filings from time to time.
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